Exhibit 5

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

[6] February 2026

Matter No.: 1000879
+ 1 441 299 4938
guy.cooper@conyers.com

GeoPark Limited

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Dear Sirs,

Re: GeoPark Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on [6] February 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 2,001,554 common shares, par value US$0.001 per share (the “Common Shares”), issuable pursuant to the GeoPark Limited 2018 equity incentive plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.        the Registration Statement; and

1.2.        the Plan.

We have also reviewed:

1.3.        copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on [6] February 2026;

1.4.        copies of the written resolutions of the Company’s directors dated 5 November 2018 and copies of the written resolutions of the Company’s directors dated [6] February 2026, each certified by the Secretary of the Company on [6] February 2026 (together, the “Resolutions”); and

1.5.        such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.        the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.        that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.        the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.        that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.        that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.        the validity and binding effect under the laws of Bermuda of the Plan in accordance with its terms;

2.7.        that there is no provision of any Award Document (as defined in the Plan) which would have any implication in relation to the opinions expressed herein;

2.8.        that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.        that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; and

2.10.     that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the Company will be exempted from the application of the Beneficial Ownership Act 2025 at the time of issuance of any Common Shares.

3.	QUALIFICATIONS

3.1.        We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.

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3.2.        Any provision of a document governed by Bermuda law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.  In addition, a document governed by Bermuda law guaranteeing or securing obligations under another document which may be amended in the future may not be enforceable in the event of such an amendment if the amendment was not within the original contemplation of the parties to the first document.  The question of whether any provisions of a document governed by Bermuda law which may be illegal, invalid or ineffective may be severed from the other provisions of such document would be determined by the courts at their discretion.

3.3.        We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.4.        This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.5.        This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.        The Company is duly incorporated and existing under the laws of Bermuda.

4.2.        When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited

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